Biogen Idec Media Contact:                Biogen Idec Investor Contact:
Jason Glashow                    Ben Strain
Biogen Idec                         Biogen Idec
Tel: (781) 464-3260                    Tel: (781) 464-2442

Carlo Tanzi, Ph.D.
Biogen Idec
Tel: (781) 464-2442

BIOGEN IDEC 2014 REVENUES INCREASE 40% TO $9.7 BILLION

Performance led by continued growth in MS portfolio

Four new treatments launched, including two in hemophilia, a new therapeutic area

Pipeline programs advance in Multiple Sclerosis, Spinal Muscular Atrophy, and Alzheimer’s Disease

Cambridge, Mass., January 29, 2015 -- Biogen Idec Inc. (NASDAQ: BIIB) today reported full year and fourth quarter 2014 results, including full year revenues of $9.7 billion, a 40% increase versus 2013. Full year 2014 Non-GAAP diluted earnings per share (EPS) were $13.83, an increase of 54% versus 2013. Non-GAAP net income attributable to Biogen Idec for the year was $3.3 billion, an increase of 54% versus the year prior.

On a reported basis, GAAP diluted EPS for 2014 were $12.37, an increase of 58% versus 2013. GAAP net income attributable to Biogen Idec for 2014 was $2.9 billion, an increase of 58% versus 2013. (A reconciliation of GAAP to Non-GAAP full year and quarterly financial results can be found in Table 3 at the end of this release).

“2014 was a remarkable year for our company and the patients we serve,” said Chief Executive Officer George A. Scangos, Ph.D.  “The growth of TECFIDERA in world markets, the improved performance of TYSABRI and our entry into the treatment of hemophilia demonstrated our strength as a commercial organization while benefiting patients in many countries around the world.

“2015 promises to be another exciting year,” Dr. Scangos continued. “Our focus on novel biology to seek treatments for challenging diseases has shaped our pipeline and business strategy, and we expect that will continue in the future. We believe our drive to bring real value to patients, providers and payers has the potential to improve lives, benefit health-care systems and serve our shareholders as well.”

In 2015, Biogen Idec plans to present details from clinical trials of BIIB037 in Alzheimer’s disease and the anti-LINGO antibody in acute optic neuritis, TYSABRI® in secondary progressive MS and stroke, and Neublastin for neuropathic pain. The company also expects to continue to bolster its R&D capabilities and is off to a great start in 2015. In January, the company announced a collaboration with Columbia University to conduct genetics discovery research on the underlying causes of disease and to identify new treatment approaches; an agreement with San Raffaele Hospital of Milan, Italy, to develop gene therapy for both hemophilia A and B; and an agreement to acquire Convergence Pharmaceuticals, a U.K.-based company with an innovative portfolio of candidates for neuropathic pain and exceptional expertise in the space.

Full Year 2014 Performance Highlights

•	Interferon revenues, including AVONEX® and PLEGRIDYTM, were $3.1 billion, consisting of $2.0 billion in U.S. sales and $1.1 billion in sales outside the U.S.

•	TECFIDERA® revenues were $2.9 billion, consisting of $2.4 billion in U.S. sales and $483 million in sales outside the U.S.

•	TYSABRI revenues were approximately $2.0 billion, consisting of $1.0 billion in U.S. sales and $934 million in sales outside the U.S.

•	Net revenues relating to RITUXAN® and GAZYVA® from our unconsolidated joint business arrangement were $1.2 billion.

•	ALPROLIX® revenues were $76 million, and ELOCTATE® revenues were $58 million.

Fourth Quarter 2014 Performance Highlights

•	Fourth quarter revenues increased 34% to $2.6 billion, compared to the fourth quarter of 2013.

•
Interferon revenues, including AVONEX and PLEGRIDY, were $777 million, consisting of $528 million in U.S. sales and $249 million in sales outside the U.S. AVONEX U.S. sales include 14 shipping weeks in the fourth quarter versus 13 in the third quarter of 2014.

•
TECFIDERA revenues were $916 million, consisting of $743 million in U.S. sales and $173 million in sales outside the U.S. TECFIDERA U.S. sales include 14 shipping weeks in the fourth quarter versus 13 in the third quarter of 2014.

•
TYSABRI revenues were $484 million, consisting of $266 million in U.S. sales and $218 million in sales outside the U.S. TYSABRI U.S. sales include 13 shipping weeks in the fourth quarter versus 14 in the third quarter of 2014.

•	Net revenues relating to RITUXAN and GAZYVA from our unconsolidated joint business arrangement were $305 million.

•	ALPROLIX revenues were $40 million, and ELOCTATE revenues were $37 million.

•
GAAP diluted EPS were $3.74, an increase of 94% versus the fourth quarter of 2013. GAAP net income attributable to Biogen Idec for the quarter was $883 million, an increase of 93% from the fourth quarter of 2013.

•
Non-GAAP diluted EPS were $4.09, an increase of 74% versus the fourth quarter of 2013. Non-GAAP net income attributable to Biogen Idec for the quarter was $966 million, an increase of 73% from the fourth quarter of 2013.

Other Financial Highlights

•	Revenues for FAMPYRA® and FUMADERM™ totaled $33 million in the fourth quarter of 2014 and $143 million for the full year.

•	Royalty revenues totaled $31 million in the fourth quarter of 2014 and $177 million for the full year.

•	Corporate partner revenues totaled $18 million in the fourth quarter of 2014 and $128 million for the full year.

•	As of December 31, 2014, Biogen Idec had cash, cash equivalents and marketable securities totaling approximately $3.3 billion.

2015 Financial Guidance

Biogen Idec also announced its full year 2015 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 14% to 16% compared to 2014.

•	R&D expense is expected to be approximately 19% to 20% of total revenue.

•	SG&A expense is expected to be approximately 20% to 21% of total revenue.

•	GAAP diluted EPS is expected to be between $15.45 and $15.85.

•	Non-GAAP diluted EPS is expected to be between $16.60 and $17.00.

Biogen Idec may incur charges, realize gains or experience other events in 2015 that could cause actual results to vary from this guidance.

In 2015, the Company plans to provide annual financial guidance and one update per year, which is expected to be provided in connection with its second quarter earnings release. This modest change is intended to synchronize guidance with internal business planning processes and to ensure a continued focus on long-term value creation.

(A reconciliation of GAAP to Non-GAAP 2015 financial guidance can be found in Table 3 at the end of this release).

Recent Company Events

•
In December 2014, Biogen Idec reported positive interim data from the Phase 1b trial of BIIB037 for the treatment of Alzheimer’s disease, finding a statistically significant reduction in beta amyloid plaque in the brains of Alzheimer’s patients, an improvement in two measures of cognition, and an acceptable safety profile, with the most significant safety findings observed to date being amyloid-related imaging abnormalities.

•
In January 2015, Biogen Idec announced positive top-line results from the Phase 2 acute optic neuritis (AON) RENEW trial in which treatment with anti-LINGO-1 showed evidence of biological repair of the visual system. Anti-LINGO-1 also demonstrated an acceptable safety profile.

•
In January 2015, Biogen Idec announced it agreed to acquire U.K.-based Convergence Pharmaceuticals. Convergence is a clinical-stage biopharmaceutical company with an innovative portfolio of ion channel-modulating product candidates for neuropathic pain including CNV1014802, a product candidate being developed for trigeminal neuralgia, a chronic orphan disease.

•
In January 2015, Biogen Idec and Columbia University Medical Center formed a $30 million strategic alliance to conduct genetics discovery research on the underlying causes of disease and to identify new treatment approaches.

•
In January 2015, Samsung Bioepis, a joint venture between Samsung Biologics and Biogen Idec, announced that it received European Medicines Agency (EMA) acceptance and validation of its etanercept biosimilar marketing application. Following the process outlined by EMA, the compound could potentially be the first biosimilar version of etanercept to be approved in the EU.

•
In January 2015, Biogen Idec and Google[x] Life Sciences began a partnership to explore drivers of multiple sclerosis disease progression through investigational technologies and methods, such as novel sensor platforms, advanced laboratory science, and bio-analytical tools.

Multiple Sclerosis (MS) Highlights

•
In November 2014, PLEGRIDY was launched in the U.S. as a new treatment for people with relapsing forms of multiple sclerosis. PLEGRIDY offers patients a combination of compelling efficacy, a favorable safety profile, and a sub-Q autoinjector administered every-two-weeks.

•	TECFIDERA has now treated more than 135,000 people worldwide.

•	TECFIDERA recently received full reimbursement in the U.K., Italy, and Spain.

Hemophilia Highlights

•	In October 2014, the EMA validated the Marketing Authorization Application of ELOCTA™ (rFVIIIFc). ELOCTA is the approved trade name in Europe for ELOCTATE.

•
In January 2015, Biogen Idec and San Raffaele Hospital announced they entered into a worldwide collaboration to jointly develop gene therapies for the treatment of both hemophilia A and B. The agreement will combine San Raffaele Hospital’s extensive expertise in creating vectors that deliver genetic material to cells with Biogen Idec’s deep understanding of hemophilia biology to potentially treat the underlying causes of hemophilia A and B.

Conference Call and Webcast
The Company's earnings conference call for the fourth quarter will be broadcast via the internet at 4:30 p.m. EST on January 29, 2015, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen Idec
Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hematologic conditions and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For product labeling, press releases and additional information about the Company, please visit www.biogenidec.com.

Safe Harbor
This press release contains forward-looking statements, including statements about our plans and business strategy, the potential of our pipeline and the development of new treatments, anticipated data readouts, research and development and business development activities, and financial guidance. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; failure to protect and enforce our data, intellectual property and other proprietary rights and the risks and uncertainties relating to intellectual property claims; difficulties in obtaining adequate coverage or changes in pricing or the availability of reimbursement for our products; the occurrence of adverse safety events, restrictions on use with our products or product liability claims; uncertainty of success in developing, licensing or acquiring other product candidates or additional indications for existing products, including the risk that unexpected concerns may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies or may fail to approve or may delay approval of our drug candidates; results in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; our dependence on collaborators and other third parties for the development and commercialization of products and other aspects of our business, which are outside of our control; failure to manage our growth and execute our growth initiatives; problems with our manufacturing processes or capacity; failure to comply with legal and regulatory requirements; the risks of doing business internationally; charges and other costs relating to our properties; currency fluctuations; fluctuations in our effective tax rate; the market, interest and credit risks associated with our portfolio of marketable securities; environmental risks; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenues:
Product, net	$2,286,981	$1,607,080	$8,203,404	$5,542,331
Unconsolidated joint business	304,530	269,416	1,195,389	1,126,017
Royalty	31,351	60,613	176,699	185,689
Corporate partner	17,813	28,741	127,832	78,162
Total revenues	2,640,675	1,965,850	9,703,324	6,932,199
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	297,265	258,553	1,171,036	857,726
Research and development	500,091	422,233	1,893,422	1,444,053
Selling, general and administrative	573,610	522,857	2,232,342	1,712,051
Amortization of acquired intangible assets	107,246	109,424	489,761	342,948
Collaboration profit sharing	—	—	—	85,357
(Gain) loss on fair value remeasurement of contingent consideration	7,320	2,436	(38,893)	(547)
Total cost and expenses	1,485,532	1,315,503	5,747,668	4,441,588
Gain on sale of rights	4,620	7,579	16,758	24,898
Income from operations	1,159,763	657,926	3,972,414	2,515,509
Other income (expense), net	(8,751)	(5,405)	(25,781)	(34,930)
Income before income tax expense and equity in loss of investee, net of tax	1,151,012	652,521	3,946,633	2,480,579
Income tax expense	268,233	190,261	989,942	601,014
Equity in loss of investee, net of tax	194	4,954	15,126	17,224
Net income	882,585	457,306	2,941,565	1,862,341
Net income (loss) attributable to noncontrolling interests, net of tax	(879)	—	6,781	—
Net income attributable to Biogen Idec Inc.	$883,464	$457,306	$2,934,784	$1,862,341

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$3.75	$1.94	$12.42	$7.86
Diluted earnings per share attributable to Biogen Idec Inc.	$3.74	$1.92	$12.37	$7.81

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	235,481	236,283	236,359	236,919
Diluted earnings per share attributable to Biogen Idec Inc.	236,292	237,627	237,176	238,308

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of	As of
	December 31,	December 31,
	2014	2013
ASSETS
Cash, cash equivalents and marketable securities	$1,845,384	$1,222,729
Accounts receivable, net	1,292,445	824,406
Inventory	804,022	659,003
Other current assets	730,822	478,796
Total current assets	4,672,673	3,184,934
Marketable securities	1,470,652	625,772
Property, plant and equipment, net	1,765,683	1,750,710
Intangible assets, net	4,028,507	4,474,653
Goodwill	1,760,249	1,232,916
Investments and other assets	618,795	594,350
TOTAL ASSETS	$14,316,559	$11,863,335

LIABILITIES AND EQUITY
Current portion of notes payable	$3,136	$3,494
Other current liabilities	2,216,570	1,754,785
Notes payable	582,061	592,433
Long-term deferred tax liability	50,656	232,554
Other long-term liabilities	650,096	659,231
Equity	10,814,040	8,620,838
TOTAL LIABILITIES AND EQUITY	$14,316,559	$11,863,335

TABLE 3
Biogen Idec Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation:
Net Income Attributable to Biogen Idec Inc. and Diluted Earnings Per Share
(unaudited, in millions, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
GAAP to Non-GAAP Reconciliation
GAAP earnings per share - Diluted	$3.74	$1.92	$12.37	$7.81
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.35	0.42	1.46	1.15
Non-GAAP earnings per share - Diluted	$4.09	$2.34	$13.83	$8.96

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$883.5	$457.3	$2,934.8	$1,862.3
Adjustments:
Amortization of acquired intangible assets	101.4	105.5	472.9	330.7
(Gain) loss on fair value remeasurement of contingent consideration	7.3	2.4	(38.9)	(0.6)
SG&A: Stock option expense	1.1	1.1	6.4	5.3
R&D: Stock option expense	1.0	0.8	5.8	4.4
Weston Exit Costs	—	27.2	—	27.2
Donation to Biogen Idec Foundation	—	—	35.0	—
Income tax effect related to reconciling items	(28.7)	(37.3)	(134.9)	(93.0)
Non-GAAP net income attributable to Biogen Idec Inc.	$965.6	$557.0	$3,281.1	$2,136.3

2015 Full Year Guidance: GAAP to Non-GAAP Reconciliation

An itemized reconciliation between projected net income attributable to Biogen Idec Inc. and diluted earnings per share on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	3,685	235	$15.65
Adjustments:
Amortization of acquired intangible assets	335
(Gain) loss on fair value remeasurement of contingent consideration	5
Income tax effect related to reconciling items	(70)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	3,955	235	$16.80

Numbers may not foot due to rounding.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurements of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Weston Exit Costs

As a result of our decision to relocate our headquarters to Cambridge, MA, we vacated a portion of our Weston, MA facility in the fourth quarter of 2013. This charge represents our remaining lease obligation for the vacated portion of our Weston facility, net of sublease income.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in millions)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
PRODUCT REVENUES

Multiple Sclerosis (MS):
AVONEX	$736.0	$751.5	$3,013.1	$3,005.5
PLEGRIDY	41.1	—	44.5	—
TECFIDERA	916.0	397.6	2,909.2	876.1
TYSABRI	483.9	426.6	1,959.5	1,526.5
FAMPYRA	18.5	17.3	80.2	74.0

Hemophilia:
ALPROLIX	40.3	—	76.0	—
ELOCTATE	36.8	—	58.4	—

Other product revenues:
FUMADERM	14.4	14.1	62.5	60.2

Total product revenues, net	$2,287.0	$1,607.1	$8,203.4	$5,542.3